FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1



             HEALTH MANAGEMENT, INC. EXPECTS PRE-TAX CHARGE BETWEEN
            $15-$20 MILLION FOR FISCAL THIRD QUARTER ENDED JANUARY 31


Holbrook, NY ... February 27, 1996 ... Health Management, Inc. ("HMI") (NNM:
HMIS) announced today that while the Company's financial results for the third quarter ended January 31, 1996 have not yet been finalized, the Company intends to take significant write-offs for accounts receivable and inventory, as well as planned operational consolidations. The Company estimates that the total charges shall be in the range of $15 to $20 million.

     The Company further announced that it has discovered certain accounting irregularities and that it believes it may have to restate its financial statements for the fourth quarter of the fiscal year ended April 30, 1995 and for the subsequent two fiscal quarters ended July 31, 1995 and October 31, 1995. These irregularities were discovered in the course of an inquiry of the Special Committee of the Company's Board of Directors. The extent of the adjustments to past financials is still unknown. Based on the preliminary results of the Special Committee's review, which has not yet been completed, the Company believes that these matters were limited to periods stated above and may not have had an impact on prior fiscal periods. In addition, the Company expects that it will be in default under its loan agreements.

     HMI accepted the resignation of Dr. Clifford E. Hotte as Chairman of the Board, Chief Executive Officer and President of the Company. Dr. Hotte will assume the office of Vice-Chairman - Business Development. Directors of the Corporation have formed a committee of three outside Board members, consisting of Andre C. Dimitriadis, D. Mark Weinberg and Dr. Timothy Triche, to assume the office of the CEO until a suitable successor is selected.

     Mr. Dimitriadis, who will chair the Committee, is the Chairman and CEO of LTC Properties, Inc., a New York Stock Exchange-listed REIT that invests in long-term care and other health care related facilities and was instrumental in the turnaround of Beverly Enterprises. D. Mark Weinberg is a director and the Executive Vice President for WellPoint Health Networks, Inc., in charge of its national and specialty businesses. WellPoint is the second largest publicly traded managed care company in the U.S. Dr. Timothy Triche is the Chairman and CEO of OncorMed, Inc., a publicly held medical services company, and the chairman of the Department of Pathology & Laboratory Medicine at Children's Hospital in Los Angeles.

     In addition, the Company has announced the resignation of Drew Bergman, the Chief Development Officer and the former Chief Financial Officer of HMI.

     The day-to-day operations of the Company will continue to be run by James Mieszala, the President of HMI's wholly-owned subsidiary, HMI Pharmaceutical Services, who will now be the acting President of the Company, and by Paul Jurewicz, the Corporation's new Chief Financial Officer.

     Messrs. Hotte, Mieszala and Jurewicz will each report to the office of the CEO.

     Paul Jurewicz stated, "The Company will be revising its accounting systems and procedures and is intending to take significant write-offs. These write-offs include those for accounts receivable and inventory as well as planned operational consolidations necessary to restore profitability. The total charges shall be in the range of $15 million to $20 million pre-tax, and we expect a loss for the third quarter."

     Mr. Dimitriadis said, "We believe that with the actions undertaken today and the focused efforts on cost reduction, HMI can be restored to profitability."

     Health Management, Inc., is a national provider of integrated health management services to patients with chronic medical conditions and to health care professionals, drug manufacturers and third-party payers involved in their care.



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Contacts:

Diane Perry, Joseph Kist or Ruth Markowitz   Mark Danes
(Analysts)                              (Media)
Edelman Financial                       Edelman Financial
212-704-8293/212-704-8239/212-704-4451  212-704-4464